Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2019 Results

Bridgeview, IL, May 6, 2019 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of truck and knuckle boom cranes, today announced first quarter 2019 results. Net revenues for the first quarter were $57.4 million, compared to $56.7 million in the prior year’s period, and net income was $0.9 million, or $0.05 per share, compared to a net loss of $(1.5) million, or $(0.09) per share, in the first quarter of 2018. Adjusted net income* in the first quarter 2019 was $1.2 million, or $0.06 per share, compared to adjusted net income of $0.8 million, or $0.05 per share, for the first quarter of 2018.

Highlights (versus prior year, unless otherwise noted):

•	Net revenues of $57.4 million, represents a 1% improvement or 5% excluding unfavorable currency impact

•	Earnings per share improved to $0.05 compared to loss per share of $(0.09)

•	Adjusted earnings per share* of $0.06, up 20% from $0.05

•	EBITDA increased to $2.9 million from $1.8 million, up 68%

•	Adjusted EBITDA* $3.8 million, or 6.6% of sales, nearly 100 basis points higher compared to fourth quarter 2018

•	Backlog increased to $75 million, growth of 12% year to date

*	Adjusted Numbers are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items” at the end of this release.

Chief Executive and Chairman David J. Langevin commented, “We started the year out on a positive note. Our first quarter financial performance in 2019 was highlighted by a positive book to bill and gross margin recovery, which at 20.8% is once again within the bounds of our long term target of 20% to 25%. Further, with continued progress made managing our costs and production schedules, we are expecting operating and EBITDA margins to also show consistent progress throughout the year. We are very pleased with the progress that we continue to make, led by Manitex straight mast cranes which is a market leader and top performer in our portfolio.”

“With a solid backlog we anticipate higher production in the second quarter which should produce expanding operating profits and EPS. We look forward to building on the operating efficiencies we have generated in the business that enabled a greater than $2 million net income improvement on a modest increase in sales, with operating profit margin up over 200 basis points when compared to the same quarter of a year ago. We continue to see good order activity in both North America and Europe, and, as we recently reported, we are producing our first PM order for the Asian markets which resulted from our relationship with Tadano. After a solid start to the year we believe we will see a progression of better financial performance for each quarter for the remainder of the year,” concluded Mr. Langevin.

Steve Kiefer, President and Chief Operating Officer of Manitex added, “Despite recent challenges in the marketplace with tightness and surcharges in certain parts of the supply chain, volatility in dealer order patterns and tariff policy changes, we saw an uptick in gross, operating, and EBITDA margins in the quarter. And, with a backlog of $75 million, we are well positioned for increased levels of production and expansion in the second quarter. The first quarter industry order rate for our Manitex-branded straight-mast crane business was an annualized 1,500 units, which, if realized, would represent nearly 30% growth over 2018 shipment levels. Our first order from Tadano has come in, and we’re excited as ever about this partnership’s long-term potential.”

“We received over $7 million in new orders coming out of the Bauma Expo in Munich, Germany, early on in the second quarter, and in addition to introducing important new PM, Oil & Steel and Valla products at Bauma, PM celebrated its 60th anniversary. As the first Italian producer of truck mounted hydraulic cranes, PM remains our most important global growth opportunity in 2019 as we continue increasing our penetration in the expanding multi-billion global knuckle boom market. We added two PM dealers in North America in the first quarter as we continue strengthening our global PM distribution. We remain excited about the opportunities to execute and reach our growth objectives as we move through the rest of 2019,” concluded Mr. Kiefer.

Other Matters:

The Company continues to comply with the SEC investigation regarding the Company’s restatement of prior financial statements.

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 888-220-8451 if calling within the United States or 323-794-2588 if calling internationally. A replay will be available until May 13, 2019, which can be accessed by dialing 844-512-2921 if calling within the United States, or 412-317-6671 if calling internationally. Please use passcode 6598836 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. In this press release, Manitex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three-month periods ended March 31, 2019 and 2018, unless otherwise indicated. A reconciliation of Adjusted GAAP financial measures for the three-month periods ended March 31, 2019 and 2018 is included with this press release below and with the Company’s related Form 8-K.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes and railroad cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Oil & Steel, Badger, Sabre, and Valla. The company also has a minority ownership in ASV Holdings, Inc. which manufactures and sells a line of high-quality compact track and skid steer loaders

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
Steve Kiefer	Peter Seltzberg, Managing Director
President and Chief Operating Officer	Investor Relations
(708) 237-2065	(516) 419-9915
skiefer@manitex.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As of March 31,	As of December 31,
	2019	2018
ASSETS
Current assets
Cash	$20,889	$22,103
Cash - restricted	234	245
Marketable equity securities	2,970	2,160
Trade receivables (net)	47,099	45,448
Other receivables	2,528	2,374
Inventory (net)	64,073	58,024
Prepaid expense and other	4,259	1,639

Total current assets	142,052	131,993

Total fixed assets, net of accumulated depreciation of $15,238 and $14,826 at March 31, 2019 and December 31, 2018, respectively	20,193	20,249
Operating lease assets	2,911	—
Intangible assets (net)	23,818	24,773
Goodwill	35,808	36,298
Other long-term assets	1,313	1,570
Deferred tax asset	2,366	2,366

Total assets	$228,461	$217,249

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$23,835	$22,706
Current portion of capital lease obligations	436	422
Current portion of operating lease liabilities	1,013	—
Accounts payable	44,128	36,896
Accounts payable related parties	1,493	1,371
Accrued expenses	9,282	9,249
Customer deposits	2,312	2,310

Total current liabilities	82,499	72,954

Long-term liabilities
Notes payable (net)	22,639	23,134
Capital lease obligation (net of current portion)	4,947	5,061
Non-current operating lease liabilities	1,913	—
Convertible note related party (net)	7,199	7,158
Convertible note (net)	14,587	14,530
Deferred gain on sale of property	727	842
Deferred tax liability	93	92
Other long-term liabilities	5,423	5,474

Total long-term liabilities	57,528	56,291

Total liabilities	140,027	129,245

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at March 31, 2019 and December 31, 2018	—	—
Common Stock—no par value 25,000,000 shares authorized, 19,682,713 and 19,645,773 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	130,492	130,260
Paid in capital	2,582	2,674
Retained deficit	(40,851)	(41,761)
Accumulated other comprehensive loss	(3,789)	(3,169)

Total equity	88,434	88,004

Total liabilities and equity	$228,461	$217,249

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended
	March 31,
	2019	2018
	Unaudited	Unaudited
Net revenues	$57,420	$56,675
Cost of sales	45,472	45,575

Gross profit	11,948	11,100
Operating expenses
Research and development costs	687	652
Selling, general and administrative expenses	9,496	9,986

Total operating expenses	10,183	10,638

Operating income	1,765	462
Other (expense) income
Interest expense	(1,131)	(1,553)
Interest income	69	—
Change in fair value of securities held	810	187
Foreign currency transaction loss	(433)	(119)
Other expense	(20)	(354)

Total other expense	(705)	(1,839)

Income (loss) before income taxes and loss in equity interest	1,060	(1,377)
Income tax expense (benefit)	150	(301)
Loss on equity investments (including loss on sale of shares)	—	(409)

Net Income (loss)	910	(1,485)

Earnings (loss) Per Share
Basic	$0.05	$(0.09)
Diluted	$0.05	$(0.09)
Weighted average common shares outstanding
Basic	19,678,081	16,666,937
Diluted	19,694,973	16,666,937

Reconciliation of GAAP Operating Income to Adjusted EBITDA (in thousands)

	Three Months Ended
	March 31, 2019	March 31, 2018
Operating income	$1,765	$462
Adjustments related to plant closing, restatement, restricted stock, restructuring and other expenses	819	1,942
Adjusted operating income	2,584	2,404
Depreciation and amortization	1,183	1,293
Adjusted EBITDA	$3,767	$3,697
Adjusted EBITDA % to sales	6.6%	6.5%

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (in thousands)

	Three Months Ended
	March 31, 2019	March 31, 2018
Net income (loss)	$910	($1,485)
Adjustments related to change in fair value of securities, foreign exchange, plant closing, restatement, restricted stock, restructuring, and other expenses (Including net tax impact)	258	2,273
Adjusted net Income	1,168	788
Weighted diluted shares outstanding	19,694,973	16,666,937
Diluted income (loss) per share as reported	$0.05	($0.09)
Total EPS effect	$0.01	$0.14
Adjusted diluted earnings per share	$0.06	$0.05

Change in Change in Fair Market Value of Securities, Foreign Exchange, Restatement, Restricted Stock, Restructuring, Plant Closing and other Expenses

	Three Months Ended
	March 31, 2019	March 31, 2018
Pre-tax adjustments
Change in fair market value of securities	($810)	($187)
Foreign exchange	433	119
Restatement expenses	49	1,197
Restricted stock	159	123
Restructuring	354	580
Plant closing	44	—
Other expenses	213	804
Total pre-tax adjustments	442	2,636
Net tax impact (including discrete items)	(184)	(363)
Total adjustments	$258	$2,273

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018	Mar 31, 2018
Backlog	$74,885	$66,735	$60,477	$75,601	$87,860
Change Versus Current Period		12.2%	23.8%	-0.9%	-14.8%

Net Debt

Net debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities minus cash.

	March 31, 2019	December 31, 2018
Cash & marketable equity securities	$24,093	$24,508
Notes payable - short term	$23,835	$22,706
Current portion of capital leases	436	422
Notes payable - long term	22,639	23,134
Capital lease obligations	4,947	5,061
Convertible notes	21,786	21,688
Total debt	$73,643	$73,011
Net Debt	$49,550	$48,503